Exhibit 99.1

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to Registration Rights Agreement (this “Amendment”) dated this 28th day of October, 2024, by and Vuzix Corporation, a Delaware corporation (the “Company”), and Quanta Computer Inc., a Taiwan corporation (the “Purchaser”).

WHEREAS, the Company and Purchaser are party to a registration rights agreement, dated September 3, 2024 (the “Registration Rights Agreement”);

WHEREAS, the Company and Purchaser desire to amend the Registration Rights Agreement as more particularly set forth below;

WHEREFORE, the parties do hereby agree as follows:

1.       The definitions of “Effectiveness Deadline” and “Filing Deadline” under Section 1 of the Registration Rights Agreement are hereby amended to read as follows:

“Effectiveness Deadline” means, with respect to the Shelf Registration Statement or New Registration Statement, the sixtieth (60th) calendar day following the First Closing, with respect to Registrable Securities issuable pursuant to the First Closing, the sixtieth (60th) calendar day following the Second Closing, with respect to Registrable Securities issuable upon conversion of the Second Closing Shares, and the sixtieth (60th) calendar day following the Third Closing, with respect to Registrable Securities issuable upon conversion of the Third Closing Shares (or, in the event the SEC reviews and has comments to the Shelf Registration Statement or the New Registration Statement, the ninetieth (90th) calendar day following the First Closing, Second Closing, or Third Closing, as applicable); provided, however, that if the Company is notified by the SEC (either orally or in writing, whichever is earlier) that the Shelf Registration Statement or the New Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline as to such Shelf Registration Statement shall be the fifth (5th) Business Day following the date on which the Company is so notified if such date precedes the dates otherwise required above; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business; provided, further, that if the SEC is closed for operations due to a government shutdown or lapse in appropriations, the Effectiveness Deadline shall be extended by the same amount of days that the SEC remains closed for operations.

“Filing Deadline” means forty-five (45) days following the First Closing, with respect to Registrable Securities issuable pursuant to the First Closing, forty-five (45) days following the Second Closing, with respect to Registrable Securities issuable upon conversion of the Second Closing Shares, forty-five (45) days following the Third Closing, with respect to Registrable Securities issuable upon conversion of the Third Closing Shares, and, with respect to any additional Registration Statements which may be required pursuant to Section 2.3(p), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

2.       Except as modified herein, the terms of the Registration Rights Agreement shall remain in full force and effect.

3.       This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

VUZIX CORPORATION

By:	/s/ Paul J. Travers
Name: Paul J. Travers
Title: President/CEO

QUANTA COMPUTER INC.

By:	/s/ C.C. Leung
Name: C.C. Leung
Title: Vice Chairman and President